EXHIBIT 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK REAFFIRMS SECOND QUARTER GUIDANCE AND RAISES 2005 GUIDANCE TO REFLECT IMPROVED
OUTLOOK FOR EXISTING BUSINESSES

Updated Guidance Does Not Include Contributions from Two Recently-Announced Acquisitions

Westlake Village, CA – June 21, 2005 – ValueClick, Inc. (Nasdaq: VCLK) today announced that it is reaffirming the second quarter financial guidance it initially provided on May 4. Based on its performance to date in the quarter, and excluding any effects of the recently-announced acquisitions of Web Marketing Holdings, Inc. and E-Babylon, Inc., the Company expects second quarter results as follows:

•	Revenue of $52-$53 million;

•	EBITDA[1] of $12-$13 million; and

•	Diluted net income per common share of $0.08.

Business Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of the previously-announced transactions noted above, or any other mergers, acquisitions or business combinations that may be completed after the date of this release.

Based on its improved outlook for the second half of 2005 for its existing businesses, ValueClick is raising its fiscal year 2005 guidance as follows:

Fiscal Year 2005:	Previous Guidance	New Guidance
Revenue:	$218-$223 million	$222-$226 million
Diluted net income per common share:	$0.37-$0.39	$0.38-$0.40
EBITDA:	$56-$59 million	$58-$61 million

This updated business outlook does not include any contributions from the recently-announced Web Marketing Holdings and E-Babylon acquisitions. The Company expects to update its 2005 guidance again upon the announced closing of these transactions.

“The Company’s fundamental performance of its existing businesses is on track in the second quarter, and we are raising our 2005 guidance to reflect our increased optimism in our core online marketing services businesses for the second half of the year,” said James Zarley, chairman and chief executive officer of ValueClick. “We also continue to make progress on our recently-announced Web Marketing Holdings and e-commerce acquisitions, and we look forward to updating guidance again upon the close of both of these transactions.”

1 Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (Generally Accepted Accounting Principles) financial measure which represents net income excluding the effects of interest, taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under GAAP. Management believes that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments and income from interest on the Company’s cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through three business units:

•	ValueClick Media (http://media.valueclick.com) provides brand advertising and direct marketing solutions for advertisers, agencies and publishers. Through its ValueClick Brand, ValueClick Direct and ValueClick Search groups, ValueClick Media offers marketers a wide range of distribution methods, including web-based advertising, co-registration, pay-per-click search, and a variety of email marketing options.

ValueClick Media also includes Pricerunner.com (www.pricerunner.com), a leading global provider of online comparison shopping services.

•	Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•	Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and website publishers manage their online advertising and permission-based email campaigns. Additionally, Mediaplex provides the AdVault suite of software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 31, 2005, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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